Exhibit 10.7
FIRST AMENDMENT TO FRANCHISEE FINANCING AGREEMENT
     This First Amendment to Franchisee Financing Agreement (“Amendment”) is made and entered into by and among Texas Capital Bank, National Association (“Lender”), ColorTyme, Inc., a Texas corporation (“ColorTyme”), and Rent-A-Center East, Inc., a Delaware corporation formerly known as Rent-A-Center, Inc. (“RAC”).
RECITALS
     A. Lender, ColorTyme and RAC entered into that certain Franchisee Financing Agreement dated April 30, 2002 (as the same has been amended, modified, restated or supplemented from time to time, the “Agreement”).
     B. Lender, ColorTyme and RAC desire to amend the Agreement in accordance with the terms of this Amendment.
AGREEMENT
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions. All capitalized terms not defined herein shall be construed to have the meaning and definition set forth in the Agreement.
     2. Amendment to Recital A. Effective as of the date hereof, paragraph A of the Recitals of the Agreement is hereby amended and restated to read in its entirety as follows:
     A. ColorTyme is a franchisor of “rent-to-own” stores (each such store is referred to herein as an “RTO Store”) operated by franchisees licensed by ColorTyme (each such franchisee is herein referred to individually as a “Franchisee” and collectively as the “Franchisees”), offering various home entertainment equipment, household equipment, and consumer products and parts, accessories, and other goods used in connection therewith (all such goods are referred to herein as “Inventory”), and certain Franchisees may open new stores for the origination and/or processing of payday loans and the other services incident to the foregoing (each such store is referred to herein as a “PayDay Store”). PayDay Stores may be located within existing RTO Stores or in separate locations attached to an RTO Store and owned and operated by a Franchisee (or its affiliate).
     3. Amendment to Recital B. Effective as of the date hereof, paragraph C of the Recitals of the Agreement is hereby amended and restated to read in its entirety as follows:
     C. ColorTyme desires a source of financing for its Franchisees for the purposes described herein.
     4. Amendment to Article I. Effective as of the date hereof, Article I of the Agreement is hereby amended and restated to read in its entirety as follows:

Article I
Credit Facility
     1.1 Credit Facility. Bank shall provide a credit facility for Franchisees on the terms and subject to the conditions set forth in this Agreement. The amount of the credit facility shall be up to, but not in excess of, Twenty Million and No/100 Dollars ($20,000,000.00) in the aggregate; provided, however, that (i) up to, but not in excess of, Fifteen Million and No/100 Dollars ($15,000,000.00) of such credit facility may be utilized for Inventory Lines of Credit (as defined below) and/or RTO Term Loans (as defined below), and (ii) up to, but not in excess of, Five Million and No/100 Dollars ($5,000,000.00) of such credit facility may be utilized for Pay Day Lines of Credit (as defined below) and/or PDL Term Loans (as defined below). Bank will not finance any transaction or transactions which would cause the amount financed by Bank pursuant to this Agreement to exceed any of the limitations set forth in the preceding sentence. Each credit facility extended by Bank to a Franchisee shall be secured by a first priority security interest in (x) all of the Franchisee’s inventory, goods, chattel paper, accounts, contract rights, documents, instruments, note receivables, franchise rights, and general intangibles (specifically including leases and rental contracts), (y) 100% of the stock or equity interest in such Franchisee, and (z) such additional collateral as Bank may require, and shall be fully guaranteed by each of such Franchisee’s principal owners.
     5. Amendment to Article II. Effective as of the date hereof, Article II of the Agreement is amended and restated to read in its entirety as follows:
Article II
Credit Procedures, Terms and Administration
     2.1 Financing Procedures. The following procedures shall be employed in determining the availability of financing for Franchisees under this Agreement:
     (a) In the event a Franchisee shall indicate an interest in obtaining financing for any of the purposes described in Section 2.5, ColorTyme shall provide the Franchisee with a credit application and other credit documentation, to be developed by Bank and approved by ColorTyme, and shall assist the Franchisee in completing such credit application and other credit documents.
     (b) After the Franchisee has completed the credit application and provided the other credit documents specified by Bank, if such credit application and other credit documents are acceptable to ColorTyme, ColorTyme shall promptly forward the executed credit application and other credit documents to Bank at its office in Dallas, Texas or any other such location Bank may designate in writing to ColorTyme.
     (c) If, following completion of its review of such credit application and other credit documents and its credit investigation, Bank determines that it will provide the financing requested, it shall so notify the Franchisee and ColorTyme and, upon receipt of such additional closing documents and satisfaction of such closing conditions as Bank determines to be necessary for the approval and documentation of the credit in its sole discretion, Bank shall establish one or more of the following: (i) a revolving line of credit for the Franchisee in accordance with the terms of this Agreement for such Franchisee’s acquisition of Inventory and/or such Franchisee’s acquisition or conversion of an RTO Store (an “Inventory Line of Credit”), (ii) a revolving line of credit for the Franchisee in accordance with the terms of this Agreement for such Franchisee’s funding or extension of payday loans (a “PayDay Line of Credit”), (iii) a term loan facility for such Franchisee’s acquisition of Inventory and/or such Franchisee’s acquisition or conversion of an RTO Store (an “RTO Term Loan”), and/or (iv) a term loan facility for such Franchisee in order to build and equip a PayDay Store (a “PDL Term Loan”). For purposes of this Agreement, the resulting obligation of a Franchisee to Bank pursuant to any of the credit facilities described above is referred to as a “Receivable”.
     2.2 Interest Rates. Unless otherwise agreed in writing by Bank and ColorTyme, the interest rate on each Receivable shall be in accordance with the following schedule: (i) for each Inventory Line of Credit with a Credit Limit (as that term is hereinafter defined) of $1,000,000 or less, the rate will be the Prime Rate plus 3.75%; (ii) for each Inventory Line of Credit with a Credit Limit of more than $1,000,000, the rate will be the Prime Rate plus 2.75%; (iii) for each RTO Term Loan, the rate will be the same as the rate applicable to the Franchisee’s Inventory Line of Credit on the date of such RTO Term Loan; (iv) for each PayDay Line of Credit, the rate will be the Prime Rate plus 4.75%; and (v) for each PDL Term Loan, the rate will be the Prime Rate plus 4.75%. For purposes of this subparagraph, the term “Prime Rate” shall mean the “Wall Street Prime Rate” as announced and published and so designated in the Money Rates Section of the Wall Street Journal (Southwest Region), as such rates may change from time to time, ColorTyme hereby acknowledging that the “Wall Street Prime Rate” may not be the lowest rate offered by Bank to its customers. If such Prime Rate shall cease to be published or is published infrequently or sporadically, then the Prime Rate shall be determined by reference to another Prime Rate or similar lending rate index, generally accepted on a national basis, as selected by Bank in its sole and absolute discretion. Fluctuations in the Prime Rate shall become effective on the last business day of the calendar month during which such changes in the Prime Rate occur. Interest will be calculated on the basis of a 360-day year.
     2.3 Credit Limits. Upon approval of an application for financing submitted by or on behalf of a Franchisee pursuant to this Agreement, Bank shall establish a credit limit for such Franchisee in an amount agreed upon from time to time by Bank, ColorTyme and such Franchisee (the credit limit established for each Franchisee with respect to any credit facility extended to such Franchisee is referred to herein as a “Credit Limit”). The amount of any Credit Limit may be adjusted from time to time upon written agreement by Bank, ColorTyme and such Franchisee. It is contemplated that (i) the Credit Limit for PayDay Lines of Credit will not exceed $85,000, and (ii) the Credit Limit for PDL Term Loans will not exceed $15,000 (provided that exceptions to this general rule may be agreed to by ColorTyme and Bank from time to time in their sole and absolute discretion).

2.4 Advance Limits.
     (a) Advance Limits for RTO Stores. Notwithstanding the amount of the Franchisee’s applicable Credit Limit(s), the total amount of credit available under a Franchisee’s Inventory Line of Credit and RTO Term Loan (collectively, the “RTO Receivables”) shall be limited to the product of the Franchisee’s Average Monthly Revenue multiplied by five (such advance limit established for each Franchisee is referred to herein as its “RTO Advance Limit”). For purposes of this Agreement, a Franchisee’s “Average Monthly Revenue” shall mean the average monthly total revenue (exclusive of sales tax and any fees or other income directly attributable to a PayDay Store) of the Franchisee from the sale, lease or rental of Inventory and other fees, calculated in accordance with generally accepted accounting principles applied on a consistent basis, for the three (3) calendar months preceding the most recent review of such Franchisee’s RTO Receivables. Notwithstanding anything in this section to the contrary, if the RTO Advance Limit established pursuant to this section would otherwise be an amount that is less than the then outstanding balance of such RTO Receivables (each such RTO Receivable is referred to herein as an “Overline Receivable”), the RTO Advance Limit for such Overline Receivable will be set at the then outstanding balance thereof, and such Overline Receivable will continue to be administered as provided herein, unless Bank and ColorTyme agree otherwise. The provisions of this section shall not apply to any RTO Receivable until the RTO Store for which the financing was provided under the RTO Receivable has been open for business for one (1) year.
     (b) Notwithstanding the amount of the Franchisee’s applicable Credit Limit(s), the amount of credit available under a Franchisee’s PayDay Line of Credit shall be limited to the product of the Franchisee’s Applicable PDL Ratio (as defined below) multiplied by its PDL Balance at the end of the immediately preceding month (such advance limit established for such Franchisee is referred to herein as its “PDL Advance Limit”). For purposes of this Agreement, (i) a Franchisee’s “Applicable PDL Ratio” shall mean, as applicable, a percentage equal to, 100% during the first six-month period following the initial extension of credit under a PayDay Line of Credit, 90% during the second six-month period following the initial extension of credit under a PayDay Line of Credit, 80% during the third six-month period following the initial extension of credit under a PayDay Line of Credit, 70% during the fourth six-month period following the initial extension of credit under a Pay Day Line of Credit, 70% during the fifth six-month period following the initial extension of credit under a Pay Day Line of Credit, 70% during the sixth six-month period following the initial extension of credit under a Pay Day Line of Credit, and 50% at any time thereafter, provided, that Pay Day Lines of Credit shall mature and be fully due and payable thirty-six (36) months following the initial extension of credit thereunder (unless the maturity thereof is extended with the written consent of both Bank and ColorTyme), (ii) a Franchisee’s “PDL Balance” shall mean, as of any date of determination, the outstanding principal balance of all of its Eligible PayDay Loans (as defined below), plus the amount of fees incurred and payable thereunder, and (iii) the term “Eligible PayDay Loans” means, with respect to a Franchisee, each payday loan owing by a borrower thereunder (each such borrower hereinafter referred to as a “PayDay Borrower”) to such Franchisee which meets the following requirements at the time it comes into existence and continues to meet the same until such payday loan is paid in full:
     (1) it is a valid, legally enforceable and unconditional obligation of such PayDay Borrower;
     (2) it is evidenced by credit documents subject to a security interest in favor of Bank and conspicuously stamped with a notation indicating such documents have been collaterally assigned by the Franchisee to Bank, such notation to be similar in form to “COLLATERALLY ASSIGNED TO TEXAS CAPITAL BANK AND/OR ITS SUCCESSORS OR ASSIGNS”; and
     (3) it has not remained unpaid more than 30 days after the maturity date thereof.
     2.5 Use of Proceeds. Bank will advance funds to or on behalf of a Franchisee pursuant to this Agreement only for: (i) in the case of such Franchisee’s Inventory Line of Credit and/or RTO Term Loan, (1) such Franchisee’s acquisition of Inventory and/or (2) such Franchisee’s acquisition or conversion of an RTO Store, (ii) in the case of such Franchisee’s PayDay Line of Credit, such Franchisee’s funding or extension of payday loans and/or the opening of a PayDay Store and the other services incident to the foregoing, or (iii) in the case of such Franchisee’s PDL Term Loan, such Franchisee’s funding of the costs associated with the build out and equipping of a PayDay Store (to include such items as a CCTV system, safe, computer, computer printer, exterior signage and approved construction costs).
     (a) Inventory. Advances under the Inventory Line of Credit or RTO Term Loan for Inventory will be limited to the lesser of (i) the cost of the Inventory acquired by the Franchisee; (ii) the amount of the Franchisee’s applicable Credit Limit; or (iii) the amount of the Franchisee’s RTO Advance Limit.
     (b) Store Acquisitions and Conversions. Advances under the Inventory Line of Credit or RTO Term Loan for RTO Store acquisitions and/or conversions (i.e., the acquisition of existing RTO Stores and/or the acquisition of other “rent-to-own” stores for conversion to “ColorTyme” RTO Stores) will be limited to the lesser of (i) in the case of an RTO Store that has been open for business (either as a “ColorTyme” RTO Store or as another “rent-to-own” store) for one (1) year or more, the product of the Average Monthly Revenue, as defined in Section 2.4, of the individual RTO Store multiplied by nine (9); (ii) the amount that would cause the Debt-to-Revenue Ratio for the Franchisee to equal or exceed 5:1; (iii) except in the case of advances pursuant to an RTO Term Loan, the amount of the Franchisee’s applicable Credit Limit; and (iv) the amount of the Franchisee’s RTO Advance Limit. For purposes of this paragraph, “Debt-to-

Revenue Ratio” shall mean the ratio of (x) Funded Debt to (y) the Average Monthly Revenue, as defined in Section 2.4 of the Franchisee (calculated on an aggregate basis for all RTO Stores owned and/or operated by such Franchisee and any and all affiliates of such Franchisee); and “Funded Debt” shall mean, as of any date, the total amount of any liabilities (including the advance contemplated by this paragraph) that would be reflected on the consolidated balance sheet of Franchisee and its parent and any and all subsidiaries and affiliates, if any, in accordance with generally accepted accounting principles applied on a consistent basis. Financing for RTO Store acquisitions and/or conversions will be made available only to Franchisees that are, at the time, already indebted to Bank under a Receivable.
     (c) PayDay Stores. Advances under the PayDay Line of Credit will be limited to the lesser of (i) the amount of the Franchisee’s applicable Credit Limit; or (ii) the amount of the Franchisee’s PDL Advance Limit. All advances under the PayDay Line of Credit or a PDL Term Loan will be made available to the Franchisee only upon prior written authorization from ColorTyme, and such advances will be wired directly to the Franchisee.
For purposes of this section, Bank may rely fully on the representations and/or agreements of the Franchisee with respect to the use of funds, with no obligation to independently verify such information. The use of any such funds by a Franchisee for any purpose not permitted by this section will not affect the obligations of ColorTyme or Guarantor under this Agreement.
2.6 Payment Terms. Each Receivable will be repayable as follows:
     (a) In the case of the Inventory Line of Credit, (i) accrued and unpaid interest shall be payable monthly, and (ii) principal shall be payable in monthly installments as determined in accordance with Addendum A attached hereto and made a part hereof, as such Addendum A may be modified from time to time by the parties to this Agreement. In addition, at the option of Bank or ColorTyme, a mandatory principal payment shall be made on any Inventory Line of Credit that is an Overline Receivable (at any time following the initial month in which such Overline Receivable was first determined to exist) to the minimum extent necessary to cause the amount of the RTO Receivables to no longer exceed the RTO Advance Limit.
     (b) In the case of an RTO Term Loan, (i) accrued and unpaid interest shall be payable monthly, and (ii) principal shall be payable in equal monthly installments over the term of the RTO Term Loan, with the monthly principal installment to equal the amount of the RTO Term Loan divided by the number of months in the term thereof. In addition, at the option of Bank or ColorTyme, a mandatory principal payment shall be made on any RTO Term Loan that is an Overline Receivable (at any time following the initial month in which such Overline Receivable was first determined to exist) to the minimum extent necessary to cause the amount of the RTO Receivables to no longer exceed the RTO Advance Limit.

     (c) In the case of the PayDay Line of Credit, (i) accrued and unpaid interest shall be payable monthly, (ii) mandatory principal payments shall be made in such amounts as may be necessary to ensure that the outstanding principal balance under the PayDay Line of Credit does not exceed the PDL Advance Limit (any such mandatory principal payments are to be made within one (1) business day following the determination thereof), and (iii) all principal and accrued and unpaid interest shall be fully and finally due and payable 36 months from the initial extension of credit under such Pay Day Line of Credit, or upon the earlier maturity thereof, whether by acceleration or otherwise.
     (d) In the case of a PDL Term Loan, (i) accrued and unpaid interests shall be payable monthly, (ii) principal shall be payable in equal monthly installments over a period equal to the lesser of (A) 36 months, or (B) the remaining term of any lease of the space for the applicable PayDay Store, with the monthly principal installment to equal the amount of the PDL Term Loan divided by the number of months in the term thereof, and (iii) all principal and accrued and unpaid interest shall be fully and finally due and payable 36 months from the initial extension of credit under such PDL Term Loan, or upon the earlier maturity thereof, whether by acceleration or otherwise.
2.7 Suspension of Advances.
     (a) Advances may, at Bank’s option, be suspended or limited under any RTO Receivable drawn to an amount greater than the product of the Franchisee’s Average Monthly Revenue multiplied by four (4) where (i) the ratio of cash expenses (total annual expenses, less depreciation directly related to the operation of the Franchisee’s RTO Store(s), calculated in accordance with generally accepted accounting principles applied on a consistent basis) to total revenue attributable to the Franchisee’s RTO Stores (calculated in accordance with generally accepted accounting principles applied on a consistent basis, excluding extraordinary items, based on a three (3) month rolling average) exceeds 64%; (ii) the Franchisee fails to maintain the number of rental contracts that are seven (7) or more days past due (calculated on a three (3) month rolling average) at 8% or less of its total outstanding rental contracts; (iii) expenses of an RTO Store that has been open for business for less than twelve (12) months exceed the proforma cash flow projections as a percent of revenue for that RTO Store; (iv) payments (principal and/or interest) under any RTO Receivable of the Franchisee are more than fifteen (15) days past due; (v) the Franchisee fails to submit a copy of the ColorTyme Royalty report to Bank within 15 days following the end of the month; (vi) Franchisee fails to submit a copy of the current financial statement within 45 days following the end of each business month; or (vii) in Bank’s determination, the RTO Receivable is otherwise in default.
     (b) PayDay Stores. Advances may, at Bank’s option (or at ColorTyme’s direction), be suspended or limited under any PayDay Line of Credit or PDL term Loan (in each case, “PDL Receivable”) where (i) the Franchisee either fails to submit a detailed report evidencing its compliance with

Section 2.14 within 30 days following the end of each business month or fails to comply with the PayDay Store Collection Rate for any PayDay Store for a period of two (2) months or more; (ii) with respect to a PayDay Line of Credit, the Franchisee fails to submit a borrowing base report to Bank within 30 days following the end of each business month; (iii) the guarantor(s) of the Franchisee’s PayDay Line of Credit fails to submit a copy of such guarantor’s annual financial statement (including without limitation, details on contingent liabilities and cash flow) and federal (and state, if applicable) income tax return for such guarantor within 45 days following the end of such calendar year; or (iv) in Bank’s determination, the PDL Receivable is otherwise in default.
     2.8 Financing Terms and Credit Standards. The specific terms of any financing provided by Bank to Franchisees under this Agreement shall be determined from time to time by Bank in accordance with its ordinary and customary business practices. The credit standards for approval of any financing provided by Bank to Franchisees under this Agreement shall be determined from time to time by Bank and ColorTyme; provided, however, the application of such credit standards to particular transactions shall be at Bank’s sole discretion.
     2.9 Credit Approval. Nothing herein shall obligate Bank to accept or approve any application for financing submitted by or on behalf of any Franchisee. Bank may, in its discretion, reject or decline any application for financing submitted by or on behalf of any Franchisee; provided, if Bank rejects or declines any such application, it shall inform ColorTyme and the Franchisee of the reasons therefor.
     2.10 Collection Procedures. Bank shall use its ordinary and customary practices and procedures to collect outstanding Receivables, subject to the provisions of this Agreement.
     2.11 Modification of Receivables. Notwithstanding anything in this Agreement to the contrary, Bank reserves the right to make such modifications, adjustments and/or revisions to any Receivables, including the Credit Limits, payment terms and conditions for advances thereunder, as it deems necessary or appropriate under the circumstances, provided it may not, without the written consent of ColorTyme, increase the Credit Limits above the amounts agreed to by ColorTyme pursuant to Section 2.3. Provided Bank shall not have previously given ColorTyme notice of default with respect to a Receivable pursuant to Section 4.1, Bank may at any time, at its discretion, amend payment schedules, defer payments or otherwise modify the terms of any such Receivable, without in any way affecting the obligations of ColorTyme or the Guarantor under this Agreement.
     2.12 Payments to ColorTyme. Bank shall pay to ColorTyme, from the interest portion of each payment received by Bank on account of each Receivable, an amount calculated by multiplying the amount of each such interest payment by a fraction, the denominator of which is the rate of interest applicable to such Receivable and the numerator of which is determined on the following scale: (i) with respect to an Inventory Line of Credit and/or RTO Term Loan, 2.00% if the Franchisee’s aggregate Credit Limit for such credit facilities is $1,000,000 or less; (ii) with respect to an Inventory Line of Credit and/or RTO Term Loan, 1.50% if the Franchisee’s aggregate Credit Limit for such credit facilities is greater than $1,000,000; or (iii) with respect to a PayDay Line of Credit and/or PDL Term Loan, 2.00%. The amounts payable pursuant to this section shall be payable on a monthly basis. The credit documentation between Bank and any Franchisee shall expressly provide for the payment of such amount to ColorTyme and shall acknowledge that such amount constitutes a fee payable by such Franchisee to ColorTyme that is fully earned and non-refundable upon each payment thereof.
     2.13 Field Exams. With respect to any PayDay Stores, Bank may conduct, at the Bank’s sole discretion, periodic field exams at the Franchisee’s expense; provided however, so long as no event of default has occurred and is continuing under any PDL Receivable, the Franchisee will not be required to pay more than $500 per PayDay Store during any calendar year for any such field exams.
     2.14 PayDay Loan Collections. Any Franchisee with a PayDay Line of Credit shall maintain a PayDay Collection Rate (as defined below) for each PayDay Store of at least 90%, determined as of the end of each month. For purposes of this Agreement, the term "PayDay Store Collection Rate” shall mean, as of any date of determination, a ratio determined by dividing a PayDay Store’s Collected Cash (as defined below) by its Available Cash. For purposes of this Agreement, (i) the term “Collected Cash” shall mean, for any month, the sum of payday loan principal collected during such month, plus payday loan fees collected during such month, plus paydown amounts collected during such month, plus returned checks collected during such month, and (ii) the term “Available Cash” shall mean, for any month, the sum of Collected Cash during such month, plus payday loan refunds received during such month, plus payday loan discounts received during such month, plus past due open (non-deposited) payday loan amounts as of the last day of the month, plus the net due amount of all returned checks as of the last day of the month, plus any payday loan or returned check charged off as uncollectible during the month.
     2.15 Identity of Franchisee. Bank shall not extend to any Franchisee a PayDay Line of Credit if such Franchisee has obtained any similar financing from any third party lender for the purpose of financing the making of payday loans.
     6. Amendment to Article IV. Effective as of the date hereof, Article IV of the Agreement is hereby amended and restated to read in its entirety as follows:
ARTICLE IV
Receivable Defaults
     4.1 Notice of Default. In the event any payments due under any of the Receivables are delinquent by more than ninety (90) days, in the case of RTO Receivables, or thirty (30) days, in the case of PDL Receivables, or Bank otherwise declares a default under any of the Receivables, Bank shall give notice thereof to ColorTyme and the Guarantor.

     4.2 Foreclosure. Following notice of a default under a Receivable pursuant to Section 4.1, Bank shall, at its expense, attempt to collect the outstanding obligations under the Receivable (including making demand therefore from the appropriate debtor(s) and other persons) and, if necessary, in the case of RTO Receivables, commence appropriate legal actions to recover the collateral securing such Receivable and to foreclose the interest of the account debtor(s) and other persons, if any, in such collateral.
     4.3 Assignment. Following either (i) in the case of RTO Receivables, the Bank securing possession of the defaulted Receivable or the entry by a court of competent jurisdiction of an order staying or barring such actions or adjudicating the rights of Bank with respect to such collateral, or (ii) in the case of PDL Receivables, the notices and demands contemplated by Sections 4.1 and 4.2 above have been given or made, Bank may, at its option, sell its interest in any collateral and the defaulted Receivable secured thereby to ColorTyme, without recourse or warranty of any kind whatsoever, and ColorTyme shall within five (5) business days, proceed to purchase Bank’s interest in such collateral and the defaulted Receivable. Contemporaneously with such assignment, ColorTyme shall pay to Bank an amount (“Repayment Amount”) equal to the outstanding principal balance of plus accrued, unpaid interest on such Receivable.
     7. Amendment to Section 7.1. Effective as of the date hereof, Section 7.1 of the Agreement is hereby amended and restated to read in its entirety as follows:
     7.1 Expenses. Each party hereto shall pay and be responsible for its own expenses incurred in connection with this Agreement and the transactions herein contemplated; provided, however, ColorTyme and the Guarantor shall reimburse Bank for all of its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with (a) the negotiation and preparation of this Agreement and the transactions contemplated by this Agreement, (b) with respect to each PayDay Line of Credit established for a Franchisee, up to a maximum of Five Hundred Dollars ($500) for the establishment of such PayDay Line of Credit, (c) the enforcement and collection of Receivables that default, up to a maximum of One Thousand Dollars ($1,000) for each such default, and (d) the enforcement or preservation of Bank’s rights under this Agreement following an Event of Default. All such expenses shall be paid promptly upon request by Bank.
     8. Amendment to Addendum A. Effective as of the date hereof, all references to “Addendum A” in the Agreement will be deemed to be references to the “Addendum A” attached hereto as Addendum A.
     9. Effect of Amendment. Except as amended hereby, the Agreement shall remain in full force and effect.
     10. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

     11. Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Signatures hereby transmitted by facsimile or other electronic means shall be effective as originals.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

     IN WITNESS WHEREOF, the parties have executed this Amendment on this 30th day of August, 2005.

COLORTYME, INC.

By:	/s/Robert F. Bloom

Robert F. Bloom
President and Chief Executive Officer

RENT-A-CENTER EAST, INC.

By:	/s/Mitchell E. Fadel

Mitchell E. Fadel
Vice President

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/W. Reed Alton

W. Reed Alton
Executive Vice President

ADDENDUM A
Payment Terms
     For purposes of Paragraph 2.6(a) of the Franchisee Financing Agreement (as amended, the “Agreement”), dated April 30, 2002, by and between Texas Capital Bank, National Association, ColorTyme, Inc., and Rent-A-Center East, Inc., the amount of the monthly principal installment for an Inventory Line of Credit shall be calculated based upon the multiple of the Franchisee’s Average Monthly Revenue to the principal balance of the Inventory Line of Credit and any other indebtedness owed by Franchisee to Bank as of the end of the prior calendar month and shall be payable as follows:

Total Debt of Stores open more
than one year as a Multiple of
Average Monthly Revenue of Stores
open more than one year	Monthly Principal Payment
3.99 x or less	6.0% of principal balance
4.00 x — 4.49 x	6.5% of principal balance
4.50 x — 4.99 x	7.0% of principal balance
5.00 x or more	8.0% of principal balance or such greater amount as may be determined by Bank in its reasonable sole discretion
Capitalized terms shall have the meanings set forth in the Agreement.